Exhibit 99.1

One Stop Systems Appoints Industry Veteran, Robert Kalebaugh, as Vice President of Sales

ESCONDIDO, California - July 20, 2023 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable compute and storage solutions at the edge, has appointed industry veteran and seasoned sales executive, Robert Kalebaugh, to the new position of vice president of sales.

Kalebaugh brings to OSS more than 36 years of award-winning achievement in the development, marketing, and sales engineering of advanced technologies for the commercial and government markets. This includes more than 30 years in global aerospace and defense, where he built deep relationships with Tier 1 prime contractors, filled multibillion dollar pipelines, and led sales and marketing campaigns that secured multiple $100 million procurements.

“We anticipate Robert’s strong skills, capabilities and prolific record of success to spur the growth of our defense and commercial business,” stated OSS president and CEO, Mike Knowles. “He will help drive the success of our teams that are focused on business development, business capture, strategy, sales, marketing and product development. His appointment comes at a pivotal stage in our growth and development as we prepare to launch innovative new products that continue to push the edge of what’s possible.”

Working predominately within the aerospace and defense markets of North America, Europe, and Asia, Kalebaugh has accumulated a portfolio of wins exceeding $1 billion, and brings to OSS an extensive network of contacts and colleagues within the combat training, C4ISR and managed services sectors.

According to Kalebaugh: “One Stop Systems’ leadership in high performance, ruggedized compute technology addresses the emerging operational requirements of today’s military, enabling warfighter overmatch and other mission-critical capabilities. This has been demonstrated by the company’s several major contract wins and multi-year extensions, both direct and in partnership with leading primes.”

“The company has also continued to advance its leading market position in AI Transportables, with its solutions contributing to the future of commercial and military data and autonomous mobility,” he added. “I’m excited to join the award-winning team at OSS and looking forward to helping our customers solve their toughest challenges as we deliver the company’s enduring promise of Performance Without Compromise.”

Robert Kalebaugh Bio

Prior to OSS, Kalebaugh held several senior leadership positions with increasing levels of responsibility at Cubic Defense Corporation, a leading defense company providing mission-critical solutions.

He most recently served as Cubic’s VP of business development, where he developed and implemented successful campaign strategies across four separate business areas with a cumulative five-year pipeline totaling more than $7 billion. He also helped the company win key USAF and U.S. Army development contracts while overseeing the company’s broad and diverse C4ISR product and defense training business.

Kalebaugh was also responsible for Cubic’s global portfolio of LVC-T, mission communications, and compute and secure communications businesses. This included solutions portfolios of rugged networking and compute technology at the edge, secure and expeditionary communications, intelligence processing, and assessment distribution from enterprise-to-edge. It also included high frequency/low SWAP (size, weight, and power) RF components for electronic warfare, space, 5G applications, and LVC (live, virtual, and constructive) multi-domain training systems.

Kalebaugh began his career serving as an aviation electronic technician and petty officer in the U.S. Navy. He received his B.A. in Aviation Management from Southern Illinois University, and is an active member of several DoD Associations, including AUSA, AFCEA and NDIA.

Inducement Grants under Nasdaq Listing Rule 5635(c)(4)

In connection with, and as a material inducement to, the hiring and appointment of Kalebaugh as vice president of sales of the company, the company agreed to grant Kalebaugh 35,715 restricted stock units (RSUs). The RSUs shall vest over three years, with one-third vesting on the one-year anniversary of the date of grant and the remaining vesting in four equal installments commencing six months after the one-year anniversary of the grant and every six months thereafter until fully vested. The vesting of shares of common stock underlying the RSUs are subject to Kalebaugh’s continuous service with the company through each applicable vesting date.

The RSU grant was unanimously approved by the company’s board of directors, and served as a material inducement to Kalebaugh entering employment with the company, in accordance with Nasdaq Listing Rule 5635(c)(4). The grant was made outside of the company’s 2017 Equity Incentive Plan, as amended, or any other equity incentive plan of the company.

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a global leader in AI Transportable solutions for the demanding ‘Edge.’ It designs and manufactures the highest performance compute and storage products that enable rugged autonomous, sensor fusion and AI capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on Twitter, YouTube, and LinkedIn.

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, the anticipated growth of the company’s defense and commercial business, the introduction of new industry-leading products and the effectiveness and/or success of the company’s business strategy. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

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